EXHIBIT 10.3

TRANSITION BONUS AGREEMENT

This TRANSITION BONUS AGREEMENT, dated as of July 6, 2016 (this “Agreement”), between MTS Systems Corporation, (the “Employer”), and John Emholz (the “Employee”) sets forth the terms of a bonus (the “Stay Bonus”) and other benefits to be paid to the Employee by the Employer subject to the terms and conditions set forth herein.

WHEREAS, the Employer desires to incentivize the Employee to continue employment with the Employer following the consummation of acquiring PCB Group Inc. (the “Closing”); and

WHEREAS, in consideration of services to be performed by the Employee, the Employer desires to award the Employee a Stay Bonus pursuant to the terms and subject to the conditions set forth herein; and

WHEREAS, the Employer desires to provide for a transition of his position and his employment with the Employer following the Closing.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto, intending to be legally bound, agree as follows:

1.                                      Termination of Employment.      The Employer intends to retain the services of the Employee in his current position, compensation and benefits for a period through the 60th day after the Closing and at that time (the “Termination Date”), the Employee’s employment with the Employer will be terminated by the Employer without Cause for purposes of the MTS Executive Severance Plan (“Severance Plan”), subject to earlier termination of employment as provided in the Severance Plan. On the Termination Date, conditioned on compliance with the terms and conditions set forth in the Severance Plan, the Employee shall be eligible for severance of $320,000 (“Severance”), payable in 25 biweekly installments of $12,307.69 and a final installment of $12,307.75. All payments are subject to applicable withholding. A formal Notice of Termination in accordance with the Severance Plan will be delivered within no more than 30 nor less than 5 days prior to the Termination Date, along with the form of Release required to be signed as a condition for payment of the Severance.

a.              If the Employee is eligible for Severance, the Employer will also pay or reimburse for outplacement services for the Employee by a company of Employee’s choice up to a value of $12,000.  These services must be completed by May 31, 2017 and any reimbursement request must be submitted by December 1, 2017.

b.              If the Employee is eligible and applies for health continuation coverage under Code Section 4980B or other applicable law (“COBRA Coverage”), life, accident and health insurance benefits substantially similar to those that the Participant is receiving or entitled to receive immediately prior to the Notice of Termination and the Company shall subsidize the premium cost on a pre-tax basis, equal to the Company’s share of the premiums for a period ending on the earlier of: (i) the end of the 12th month after the Date of Termination, or (ii) the date

COBRA coverage ends.

c.               All of the Employee’s rights under the MTS Systems Corporation Retirement Savings Plan, restricted stock units, performance restricted stock units, and stock option agreements and any other MTS benefit plan in which the Employee is a participant will be governed by the terms of those plans.

2.                                      Stay Bonus. Subject to the terms and conditions set forth herein, the Employer shall pay the Employee a Stay Bonus of $150,000.00 (less applicable withholding taxes and deductions).  The Employee acknowledges that the right to a Stay Bonus is within the sole discretion of the Employer and not all employees will be offered a Stay Bonus or in the same amount.  The Employee should consider the feelings of other employees in any decision to discuss this Stay Bonus with persons other than your spouse or tax or financial advisor. The Stay Bonus will be due and payable on the earlier of (a) the 60th day anniversary of the Closing provided he is then employed by the Employer or its subsidiary or affiliates or (b) the date of a termination of the Employee’s employment that occurs following the Closing due to (i) the Employee’s death or Disability, or (ii) by the Employer without Cause (each such date, a “Payment Date”). Payment of the Stay Bonus will be made in a lump sum, in cash, less all applicable withholding taxes and deductions, within fourteen (14) business days following the applicable Payment Date. In the event of the Employee’s death, the amount shall be paid to the Employee’s estate.

a.              “Cause” means:

i.                 the willful and continued failure by the Employee (other than any such failure resulting from (i) Disability), (ii) any such actual or anticipated failure after the issuance of a notice of termination by the Employee for Good Reason or (iii) the Employer’s active or passive obstruction of the performance of the Participant’s duties and responsibilities) to perform substantially the duties and responsibilities of the Employee’s position with the Employer after a written demand for substantial performance is delivered to the Employee by the Employer which demand specifically identifies the manner in which the Employer believes that the Employee has not substantially performed his/her duties or responsibilities;

ii.              the conviction of the Employee by a court of competent jurisdiction (or a plea of guilty or no contest) for felony criminal conduct which, in the good faith opinion of the Employer, would impair the Employee’s ability to perform his or her duties or impair the business reputation of the Employer;

iii.           the willful engaging by the Employee in fraud or dishonesty that is demonstrably injurious to the Employer, monetarily or otherwise: or

iv.          in the good faith opinion of the Employer, a serious violation by the Employee of the Company’s policies or codes of conduct.

b.              “Disability” means the Employee has incurred or is afflicted with any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months and, as a result, the Employee has become eligible for and begun receiving income replacement benefits under the terms of the Employer’s long-term disability plan or policy as may be in effect from time to time.

3.                                      Effect of Stay Bonus on Other Benefits. The payment of any Stay Bonus will not alter the Employee’s entitlement to, or the amount of, any severance or other payment or benefit the Employee is entitled to under any other plans, policies or arrangements of the Employer, and compensation payable hereunder shall be in addition to, and not in lieu of compensation in respect of any such plan, policy or arrangement.

4.                                      No Right to Continued Employment. Nothing herein shall confer upon the Employee the right to remain in the employ or service of the Employer, its subsidiaries or its affiliates and nothing herein shall restrict the ability of any of the foregoing entities from terminating the Employee’s service, subject to the terms of this Agreement and the Severance Plan.

5.                                      Confidentiality and Non-Solicit.

a.              All information relating to or used in the business and operations of the Employer and its subsidiaries and affiliates, including, without limitation, marketing methods and procedures, customer lists, lists of professionals referring customers to the Employer and its subsidiaries and affiliates, know-how, sources of supplies and materials and business systems and processes, whether prepared, compiled, developed or obtained by Employee or by the Employer or any of its subsidiaries or affiliates before or during the date of this Agreement and specifically including PCB Group, Inc. and its subsidiaries, are and will be confidential information and trade secrets (“Confidential Information”) and the exclusive property of the Employer, its subsidiaries and affiliates. Confidential Information does not include information which (i) was known to Employee before his employment with the Employer, (ii) becomes generally available to the public other than as a result of a disclosure by Employee or (iii) becomes available to Employee on a non-confidential basis from a source other than the Employer, provided that such source is not known to be bound by a confidentiality agreement or other obligation of secrecy with respect to such information.

b.              All records of and materials relating to Confidential Information or other information, whether in written form or in a form produced or stored by any electrical or mechanical means or process and whether prepared, compiled or obtained by Employee or by the Employer or any of its subsidiaries or affiliates before or during the term of this Agreement, are and will be the exclusive property of the Employer and its subsidiaries and affiliates, as the case may be.

c.               Except in the regular course of his employment or as the Employer may expressly authorize or direct in writing or as required by applicable law, a court or tribunal of competent jurisdiction or other legal process, Employee will not, during or after the term of this Agreement and his employment by the Employer, copy, reproduce, disclose or divulge to others any Confidential Information or any records of or materials relating to any such Confidential Information. Employee further agrees that during the term of this Agreement and his employment by the Employer he will not remove from the custody or control of the Employer and its subsidiaries and affiliates any records of or any materials relating to Confidential Information or other information and that upon the termination of his or her employment the Employee will deliver the same to the Employer and its subsidiaries and affiliates.

c.               Following Employee’s separation from service with the Employer, Employee will furnish such information and render such assistance and cooperation as may be reasonably requested by the Employer in connection with any litigation or legal proceedings concerning the Employer and its subsidiaries and affiliates.

d.              During Employee’s employment with the Employer and for a period of one year after the Employee’s separation from service with the Employer, Employee will not induce or solicit any employee of the Employer or its subsidiaries and affiliates to leave his or her employment.

e.               The Employer may enforce the provisions of this Section 5 through injunctive relief.  In addition, the Employee agrees and covenants to repay the full amount of the Stay Bonus paid in the event the Employee is determined by a court of competent jurisdiction to have violated the terms of this Section 5.

f.                This Section 5 shall not supersede, but shall be interpreted consistent with any other nondisclosure or nonsolicitation restriction in favor of the Employer to which the Employee is or may become bound.

6.                                      Funding. The obligations of the Employer to make payments under this Agreement shall be contractual only and all such payments shall be made from the general assets of the Employer. The Employee, beneficiary or person having or claiming a right to payments hereunder shall rely solely on the unsecured promise of the Employer, and nothing herein shall be construed to give any such individual any right, title, interest or claim in or to any specific asset, fund, reserve, account or property of any kind whatsoever owned by the Employer or in which it may have any right, title or interest now or in the future.

7.                                      Termination. In the event that the Closing does not occur prior to October 1, 2016, this

Agreement shall automatically terminate on that date and be of no further force or effect.

8.                                      Withholding. The Employer is authorized to withhold from the Stay Bonus amounts of withholding and other taxes due in connection with the payment of the Stay Bonus.

9.                                      Section 409A. Notwithstanding any other provision of this Agreement, this Agreement is intended to be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall at all times be interpreted in accordance with such intent. Employee shall have no binding right to distributions made to it in error or any right to designate the time of payment of any Stay Bonus.

10.                               Governing Law. This Agreement shall be governed by the laws of the State of Minnesota, without giving effect to conflict of law principles.

11.                               Successors. This Agreement shall inure to the benefit of Employee and Employee’s heirs and beneficiaries. This Agreement shall be binding on and inure to the benefit of the Employer and its respective successors and assigns, whether by merger, sale of assets or otherwise.

12.                               Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement.

13.                               Entire Agreement. This Agreement represents the complete understanding of the parties with respect to the subject matter hereof, and except as provided in Section 5, supersedes all prior and contemporaneous discussions and agreements between any parties with respect to such subject matter.

14.                               Headings and Captions. The headings and captions used in this Agreement are for convenience of reference only, and shall in no way define, limit, expand or otherwise affect the meaning or construction of any provision of this Agreement.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

FOR THE EMPLOYER

By:	/s/ Judy Henton
	Name:	Judy Henton
	Title:	Sr. Vice President, Chief Human Resources Officer

FOR THE EMPLOYEE

By:	/s/ John V. Emholz
	Name:	John V. Emholz
	Title:	Sr. Vice President, Sensors